Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GRI Bio, Inc.
La Jolla, CA
We consent to the inclusion in this Registration Statement on Form S-1 of GRI Bio, Inc. to be filed on or about March 24, 2025, of our report dated March 14, 2025, on our audits of the GRI Bio, Inc.’s consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT
March 24, 2025